MANUFACTURING, SALES AND MARKETING AGREEMENT

THIS AGREEMENT ("Agreement") is entered into as of January 11, 2023 (the "Effective Date") by and between Lifted Liquids, Inc. (including affiliates, “Lifted”) and Cali Sweets, LLC (including affiliates, “Cali”), on the terms and conditions set forth below.  Cali and Lifted may be collectively referred to herein as the “Parties” and each individually as a “Party”.

WHEREAS, Cali is in the business of, among other things, branding and developing vape products and gummy products under the brand names “Koko Puffz and Koko Gummiez” and such other related names and products as are subsequently developed (“Brands”).

WHEREAS, Lifted is in the business of manufacturing and distributing vape and gummy products, and other products utilizing hemp derived cannabinoids and mushroom extracts.

WHEREAS, Cali desires to appoint and utilize Lifted as its exclusive manufacturer and distributor in the Territory (as defined below) to manufacture and set up distribution channels for sales of all current and future Products to Customers (as defined below), and Lifted desires to be appointed by Cali as the exclusive manufacturer and distributor in the Territory for the Products.

NOW, THEREFORE, in consideration of the mutual representations and covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows, intending to be legally bound hereby:

1.DEFINITIONS.

For purposes of this Agreement, the following terms shall have the respective meanings indicated below:

a."Customers" shall mean any importer, wholesaler, distributor, retailer, or broker of products sold under the Brands.

b."Products" shall mean disposable vape products and gummy products, as well as any related products that may be developed by Lifted for Cali from time to time.

c."Territory" shall mean worldwide.

d. "Trademarks" shall mean, with respect to the Products, the Brands and all registered or unregistered trademarks, names, trade names, brand names, images, designs, labels and logos used in connection with the packaging, sales, marketing, advertising, or promotion of the Products.

2.APPOINTMENT.

a.Upon the terms and subject to the conditions set forth herein, Cali appoints Lifted as its exclusive manufacturer and distributor for the Products in the Territory and Lifted accepts such appointment.  Lifted shall perform all its services hereunder in a first-class professional manner and in accordance with applicable law.  Lifted shall do nothing to adversely affect Cali’s goodwill or reputation.

b.Lifted, in its capacity as the exclusive manufacturer and distributor for the Products in the Territory, shall be an independent contractor and not an agent, representative or employee of Cali’s.  Lifted will have the exclusive right to create a distribution network for the Products through customers within the Territory.  Neither Party shall have any right or power to represent or bind the other Party with respect to any third party or agreement with any third party.  Lifted, with Cali’s consent (which may not be unreasonably withheld), may appoint a licensed sub-distributor to distribute the Products to particular accounts or within a particular portion of the Territory where it may not be practical or economically feasible for Lifted to provide such service.

c.As of the Effective Date, except to the extent provided herein, Cali shall not directly or indirectly sell the Products to any person or entity located inside the Territory unless authorized by Lifted in writing.

d.Introductions of other products or brands into the Territory by Cali will first be offered to Lifted in writing and Lifted shall have thirty (30) days within which to give Cali written notice of election to accept said other products or brands. If accepted by Lifted, the other products or brands will be added to and become Products and Brands under this Agreement.

e.Lifted may cease its supply of any brand, item, size or package of the Products (herein “Withdrawn Product”) from sale within the Territory or any portion of the Territory only if and to the extent Lifted ceases the manufacture of said Withdrawn Product, its ability to acquire said Withdrawn Product ceases, the business model for such Withdrawn Product no longer works/is profitable or based on any other business rationale, in each case within the Territory or the applicable portion thereof.

f.Cali shall be responsible for and shall provide social media and marketing services for the Products and Brands and for Lifted’s branded Urb products.  Cali shall also work with influencers and celebrities to assist with marketing and to provide additional exposure for the Products and Brands and the Urb brand, and shall be involved in new Product and Brand launches.

g.Lifted shall reasonably cooperate with Cali’s advertising and marketing programs and shall reasonably cooperate with Cali in implementing sales, promotional and merchandising programs.  All advertising and marketing and sales, promotional and merchandising programs, and the materials used in connection therewith, are subject to the mutual agreement of the Parties.   The cost of samples, advertising and marketing materials used by the Parties, including attendance at trade shows and other marketing costs (collectively, the “Marketing Allowance”) shall be equally shared by Cali and Lifted.  Cali agrees to reimburse Lifted within 30 days of submission by Lifted for its share of the Marketing Allowance and Lifted agrees to do the same for Cali as long as each provides an itemized list and documentation of the actual costs.  Expenditures in excess of $500.00 individually or $2,000.00 on a cumulative basis for the Party seeking reimbursement must be mutually agreed upon by both Parties.

3.PRICING AND SALES.

a.Lifted shall use its best efforts to source materials for production of the Products at the lowest cost and shall manufacture the Products. The Parties shall equally divide the cost of manufacturing the Products.  For purposes of this Agreement, “cost” shall mean the direct cost of the items used in production of the Products along with an overhead allocation and a labor allocation of the standard amounts needed to produce each SKU of Products.  Cali shall pay Lifted its share of the production costs monthly and within fourteen (14) days of receiving an invoice from Lifted.

b.Lifted will be responsible for setting the sales prices for the Products and the collection of all payments from all Customers but is not guaranteeing any such collection.

c.The Parties agree that revenue from sales shall be divided sixty percent (60%) to Lifted and forty percent (40%) to Cali.  Such revenue shall be net of any returns, discounts, or replacements.

d.All payments from Lifted to Cali are due to Cali on or before the fifteenth (15th) business day of the following month.  Lifted will provide Cali with detail of sales and shipments to Customers.

e.The Parties agree to meet twice a year to review products and pricing to Customers and marketing and sales efforts.

4.TERM.

a.This Agreement will be in effect for a period of five (5) years from the Effective Date ("Initial Term").  Lifted and Cali shall meet at least twelve (12) months prior to the end of the Initial Term to discuss whether to extend or renew the Agreement. Any renewal term ("Renewal Term") shall be for at least five (5) years. If no renewal is agreed upon in writing by the Parties, this Agreement will automatically terminate at the end of the Initial Term without further action by any Party.

5.FINANCIAL CONDITION.

a.Each Party agrees that at all times during this Agreement, it shall remain qualified to conduct business, remain properly licensed, and in good financial condition.

6.WARRANTY.

a.Lifted warrants that the Products, packaging and labels to be used in the Territory shall comply with all applicable laws, rules and regulations in the Territory.  Lifted shall in all instances comply with all federal, state or local laws and regulations relating to the Products’ quality, labeling, identity, quantity, or packaging, and shall ensure that the Products will not be adulterated or misbranded within the meaning of any applicable federal or state law or regulation.

b.Cali represents that it has the right to use the Brand names and that use of the Brand names does not infringe on the intellectual property rights of any Third Party.

7.INDEMNIFICATION.

a.Cali agrees to indemnify, defend and hold Lifted and its owners, officers, directors, agents and employees harmless from any and all claims, suits, costs, liabilities, losses and expenses of any kind whatsoever, including reasonable attorney’s fees, arising from third party claims made against or incurred by Lifted for (i) trademark or copyright infringement by materials and Trademarks licensed for use and provided by Cali and (ii) any breach of Cali of a provision of this Agreement.

b.Lifted agrees to indemnify and hold Cali and its owners, officers, directors, managers, members, agents and employees harmless from any and all claims, suits, costs, liabilities, losses and expenses of any kind whatsoever, including reasonable attorney’s fees, arising from third party claims made against or incurred by Cali for (i) harm, injury, damage or loss arising out of or in connection with the production and manufacture of the Products; (ii) harm, injury, damage or loss arising out of or in connection with the use of the Products by any Customer or end-user, to the extent such harm, injury, damage or loss results from a defect in the Products; (iii) any recall or withdrawal of a Product; (iv) any breach by Lifted of any provision hereof and  (v) any violation of any applicable law or government regulation by Lifted.  Notwithstanding the forgoing, Lifted shall have no indemnification obligation hereunder pursuant to clauses (i), (ii) or (iii) above if such recall, withdrawal or defect (A) arises out of or relates to any misuse, mishandling, or improper storage of, or damage caused to, the Products by anyone other than Lifted or its manufacturers/producers or (B) occurs six (6) months after the shipment date of the applicable Products.

c.At all times during this Agreement, the Parties shall each maintain at their own expense sufficient insurance including, but not limited to, products liability and blanket contractual liability in an amount not less than $500,000.00 per occurrence, to meet any claims that might arise against either Party in connection with the sale, marketing or distribution of the Products. Such insurance shall be underwritten by financially sound reputable insurance carriers that are reasonably satisfactory to both Parties and shall not be canceled without thirty (30) days prior notice to the other Party.

8.CONFIDENTIAL INFORMATION.

a.Each Party acknowledges that it will be given access to confidential and proprietary information regarding the other Party (the “Confidential Information”).  For the purposes of this Agreement, Confidential Information includes, but is not limited to, know-how, product development data, customer lists, marketing information, competitive strategies, and trade secrets.  Each Party receiving Confidential Information (the “Receiving Party”) from the other Party (the “Disclosing Party”) acknowledges that the Confidential Information remains the property of the Disclosing Party.  The Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any person or entity, other than those of its employees and agents to whom disclosure is reasonably necessary in order for the Receiving Party to fulfill its obligations hereunder. This restriction on use and disclosure shall not apply to information that is (i) in the public domain at the time of disclosure to the Receiving Party or which subsequently becomes part of the public domain through no fault of the Receiving Party or its employees or agents; (ii) disclosed to Receiving Party by a third party without any obligation of confidentiality; (iii) in the Receiving Party’s possession prior to disclosure by the Disclosing Party, as evidenced by reasonable written evidence; or (iv) independently developed by employees or agents of the Receiving Party that did not have access to the Disclosing party’s information.

The Receiving Party shall have the burden to establish that any of the foregoing exceptions are applicable. Neither Party shall be deemed to have violated its obligations hereunder if compelled by law to disclose any Confidential Information, so long as it provides prompt written notice of such compelled disclosure to the Disclosing Party and permits the Disclosing Party to intercede in the matter, at the Disclosing Party’s expense, for the purpose of obtaining a protective order. Upon termination of this Agreement, the Receiving Party shall return to the Disclosing Party all tangible copies of Confidential Information.

b.The Receiving Party understands that the Confidential Information constitutes unique and valuable trade secrets of the Disclosing Party and acknowledges that the breach of the confidentiality may result in irreparable harm to the Disclosing Party for which monetary damages may be inadequate.  Accordingly, the Receiving Party agrees that in the event of any breach or threatened breach of confidentiality by it or any of its employees or agents, the Disclosing Party may seek to obtain temporary or permanent injunctive relief or other equitable relief from any court of competent jurisdiction, in addition to any other remedies available to the Disclosing Party, and the Receiving Party will not claim as a defense to such petition for injunctive relief that the Disclosing Party has an adequate remedy at law or require the posting of bond or the showing of actual damages.

9.TRADEMARKS.

a.Any Trademarks for the Brands shall remain the sole and exclusive property of Cali.  Cali grants Lifted the exclusive, non-assignable, non-licensable right to use the Trademarks on a royalty-free basis to promote the goodwill and sale of the Products in the Territory. Any use of the Trademarks must be to promote the Products in the best possible manner and all proposed marketing materials relating to the Products are subject to Cali's approval, which shall not be unreasonably withheld. Lifted acquires no property interest of ownership in the Trademarks by virtue of this Agreement.

b.Cali warrants, represents and covenants that (i) Cali owns and has title to the Brand names and Trademarks, and (ii) with respect to any new Trademark or Brand names which Cali determines is in need of registration, Cali agrees to use its commercially efforts to promptly register such new Trademark in the Territory so as to afford Lifted the maximum protection under law for use of such Trademark in the Territory.

10.TERMINATION.

a.After the initial twenty-four (24) months of this Agreement, this Agreement may be terminated by either party, for any or no reason, upon providing the other Party with 180 days written notice. During the period of time between the date a termination notice is received and the effective date of termination, each Party will continue to perform its obligations under this Agreement in good faith.

b.In the event of termination of this Agreement by Cali pursuant to paragraph (a) above, Lifted shall be entitled to receive, as a recoupment of its investment in time and resources, payment of an amount equal to the number of years remaining in the Initial Term or, if applicable, the Renewal Term, multiplied by the gross profits realized by Lifted from sales of the Products in the Territory for the previous 12-month period ending as of three months prior to the effective date of termination (the "Exit Payment").  Cali, or its designee, shall pay Lifted the Exit Payment no later than the effective date of termination, and Cali agrees that time is of the essence.  Additionally, Lifted shall retain a right and license to use the names of all Brands and all Trademarks for Products Lifted distributed at the time of termination.  Such right and license shall be perpetual and non-terminable.

c.Irrespective of paragraph (b) above, either party has the option, but not the obligation, to terminate this Agreement at any time upon written notice in the event the other Party has defaulted on any of its obligations under this Agreement and such default is not cured within 30 days after receipt of written notice specifying the default.

11.LIMITATION OF LIABILITY.  EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS OR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY LOST PROFITS, BUSINESS INTERRUPTION, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LIABILITY.  FOR CLARITY, ANY DAMAGES AWARDED AGAINST EITHER PARTY BASED ON A THIRD PARTY CLAIM SUBJECT TO INDEMNIFICATION UNDER SECTION 7 SHALL BE CONSIDERED DIRECT DAMAGES, NOTWITHSTANDING A DIFFERENT CLASSIFICATION (E.G., CONSEQUENTIAL, INDIRECT, ETC.) IN THE AWARD AND SHALL THEREFORE BE EXCLUDED FROM THE LIMITATIONS IN THIS SECTION.

12.MODIFICATION, AMENDMENT AND WAIVER.  This Agreement may not be modified or amended, including by custom, usage of trade or course of dealing, except by an instrument in writing, signed by duly authorized officers of both Parties hereto. Performance of any obligation required of a Party hereunder may be waived only by a written waiver signed by a duly authorized officer of the other Party, which waiver shall be effective only with respect to the specific obligation described therein.  The waiver by a Party hereto of a breach of any obligation of the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

13.FORCE MAJEURE.  Neither Party shall be responsible for any failure to perform due to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labor, or materials. In the event of any such delay, any affected Party shall be excused from performance for a period equal to the time of such delay provided however that if such delay continues for 90 consecutive days, the non-affected Party may, upon written notice to the affected Party, terminate this Agreement without further liability except for such provisions extend beyond termination.

14.NOTICES.

a.Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by certified mail, return receipt requested, to the following addresses, unless the Parties are subsequently notified of any change of address in accordance with this Section.

Lifted Liquids, Inc.	Cali Sweets, LLC
5511 95th Ave	13164 Leadwell
Kenosha, WI 53144	North Hollywood, CA 91605
ATTN: Nicholas Warrender	ATTN: Florence Mirsky

COPY TO:

Marc C. Smith

FOX ROTHSCHILD LLP
321 N. Clark Street, Suite 1600

Chicago, Illinois 60654

(312) 517-9200

mcsmith@foxrothschild.com

b.Any notice shall be deemed to have been received as follows: by personal delivery, upon receipt; by certified mail, return receipt requested, upon receipt.

15.DISPUTE RESOLUTION.  Any controversy or claim between the Parties relating to this Agreement shall be resolved through arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The panel shall consist of at least at least one (1) arbitrator. Any such arbitration hearing shall be held in Chicago, Illinois.

16.GOVERNING LAW.  The validity and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin.

17.ATTORNEY’S FEES.  If any action or proceeding is brought to enforce or interpret the provisions of this Agreement, the substantially prevailing Party shall be entitled to receive from the non-substantially prevailing Party its reasonable attorneys’ fees and other legal or professional expenses.

18.AUTHORITY.  Both Parties have full authority to enter into this Agreement. This Agreement has been duly and validly executed and delivered by the Parties and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms.

19.ENTIRE AGREEMENT.  This Agreement constitutes the entire understanding and contract between the Parties and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements between the Parties with respect to the subject matter hereof.  The Parties acknowledge and agree that neither of the Parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein.

--Signatures follow--

IN WITNESS WHEREOF, the Parties have set their hands and seals on the date and year first above written.

LIFTED LIQUIDS, INC.		CALI SWEETS, LLC

By:	/s/ Nicholas Warrender	By:	/s/ Florence Mirsky
	Nicholas Warrender, CEO		Florence Mirsky, Manager